Exhibit 10.20

BG MEDICINE

610N Lincoln St., Waltham, Massachusetts 02451

T 781.890.1199 F 781.895.1119 W bg-medicine.com

May 12, 2009

Wayne Kendall Shepherd

16361 Fox Valley Drive

San Diego, CA 92127

Dear Wayne:

On behalf of BG Medicine, Inc. (the “Company”), and the entire Board of Directors of the Company, I am delighted to offer you employment with the Company. Your initial position will be Vice President, Market Development, reporting to me (or my designee). We anticipate that your employment will start effective June 1, 2009 (the “Start Date”). In order to effectuate an orderly and productive transition to your new role, you will be required to move to the Northeast/mid Atlantic region prior to the Start Date (the expenses associated with such relocation are described in Section 1(e) below). In addition, during the first sixty (60) days following the Start Date, you will be required to work at least three (3) days per week at Company’s offices in Waltham, Massachusetts.

In your position, you will have responsibility for guiding the Company’s sales efforts and coordinating all field based market development activities in North America. In addition, you will be responsible for coordinating sales efforts, training and local marketing activities with commercial clinical laboratories, medical centers and immunodiagnostics distribution partners. As you progress with the Company, your position and assignments are, of course, subject to change. As a Company employee, we expect that you will perform any and all duties and responsibilities normally associated with your position in a satisfactory manner and to the best of your abilities at all times.

This offer letter and the accompanying documents and agreements summarize and set forth important terms about your employment with the Company. As is generally true for Company employees, you will be employed on an at-will basis, which means that neither you nor the Company is guaranteeing this employment relationship for any specific period of time. Either of us may choose to end the employment relationship at any time, for any reason, with or without notice (subject to the potential severance payments and benefits described in Section 2). In addition, you should understand that the descriptions of benefits and other compensation arrangements set forth herein are meant to be summary in form and may be subject to change. If any benefit is subject to a benefit plan, the terms of that plan will control. The Company reserves the right to alter, supplement or rescind its employment procedures, benefits or policies (other than the employment at-will policy) at any time in its sole and absolute discretion and without notice.

1. Compensation.

a. Salary. Your initial base pay will be at a rate of $6,666.66 on a semi-monthly basis ($160,000.00 on an annualized basis), minus customary deductions for federal and state taxes and the like, and in accordance with the Company’s normal payroll practices.

b. Performance Bonus. You will also be eligible to receive an incentive bonus of up to $60,000, based on your achievement of specific milestones and revenue targets as determined by the EVP & General Manager Diagnostics and the Company’s Compensation Committee. The 2009 incentive plan will be pro-rated based on your employment start date and accomplishment of specific milestones (comprising 80% of the bonus) and revenue target (comprising 20% of the bonus), and will be payable following quarter end assessment on September 30, 2009 and December 31, 2009. For 2010 and beyond, the incentive plan will primarily be based on revenue target achievement (comprising 80% of the bonus) with the remaining portion related to milestone achievement (comprising 20% of the bonus). The revenue target of your performance bonus in 2010 will not be capped and will enable additional payment beyond target for revenue that exceeds the annual revenue goals. For 2010 and beyond, your incentive bonus related to the revenue target portion of your incentive plan will be paid on a quarterly basis and the milestone portion of your incentive plan will be paid following the completion of each plan year.

c. Stock Options. Subject to the terms of and contingent upon your execution of a stock option agreement (the “Option Agreement”) issued pursuant to the Company’s 2001 Stock Option and Incentive Plan, as amended (the “Option Plan”), and subject to Board approval, you will be granted an option to purchase 75,000 shares of common stock of the Company at an exercise price equal to the fair market value of the stock at the time of the grant as determined by the Board of Directors. This option will vest 25% on the first anniversary of your first day of employment and thereafter the remaining 75% shall vest on a quarterly basis on the last day of each quarter over a period of three years, provided that you remain employed on the vesting day. If the Company is acquired in a transaction involving a “Change of Control” (as defined in the Option Agreement), then the Company will immediately accelerate the vesting of unvested option shares under the Option Plan and Option Agreement equal to an amount of such shares that would have vested during the nine (9) month period following the Change of Control, pursuant to the terms and conditions of the Option Plan and Option Agreement, with any remaining unvested option shares (after giving effect to the aforementioned vesting acceleration) to vest in equal monthly installments during the remainder of the vesting period described above. All shares granted hereunder shall be treated as Incentive Stock Options, to the extent allowable under Section 422 of the Internal Revenue Code of 1986, as amended and any successor statute, regulation and guidance thereto.

d. Benefits. You will be eligible to participate in the Company’s benefit plans to the same extent as, and subject to the same terms, conditions and limitations applicable to, other Company employees of similar rank and tenure. Summaries of each of the Company’s benefit plans are available to you. In addition, you will be reimbursed for all reasonable out-of-pocket expenses incurred during the performance of your duties, in accordance with the Company’s reimbursement policies as established or modified from time to time by the Company. Each calendar year you will be eligible to accrue up to four (4) weeks vacation and up to twelve (12) holidays (initial employment year will be pro-rated), as set forth by the Company and subject to the Company’s vacation and holiday policies as in effect from time to time.

e. Relocation Expenses. The Company shall reimburse you up to a maximum amount of $20,000 for the following expenses associated with moving to the Northeast/mid Atlantic region: (i) one (1) round trip coach airline ticket for you and each of your immediate family members to fly from your current home location to the Northeast/mid Atlantic region, for the purpose of researching and identifying a suitable house in the Northeast/mid Atlantic region (i.e., a “house hunting” trip); (ii) one (1) one-way coach airline ticket for you and each of your family members to fly from your current home location to the Northeast or mid Atlantic region or mileage should you choose to drive, for the purpose of moving to the Northeast/mid Atlantic region; and (iii) the reasonable cost of transporting your household and personal belongings to your new home in the Northeast/mid Atlantic region. The expenses described above will be paid by you and reimbursed upon submission and approval of appropriate receipts and documentation. In addition to the reimbursement outlined above, the Company will provide you with a relocation bonus of $13,333.32 (i.e., one (1) month of your base salary) following the completion of your relocation to the Northeast/mid Atlantic region. This amount will be payable in the form of a bonus and will be subject customary deductions for federal and state taxes and the like.

2. Severance Pay and Benefits upon Termination of Employment.

a. Termination Other Than for Cause, Death or Disability. Should the Company terminate your employment for reasons other than for “Cause”, “Death” or “Disability” (as these terms are defined in the Option Agreement), and conditioned upon: (i) your execution of a separation agreement which contains, among other things, a full and general release of claims to the Company and its affiliates and their respective directors, officers, agents and employees, in a form satisfactory to the Company, and (ii) your compliance with your obligations set forth in your Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement (herein, the “Non-Competition and Confidentiality Agreement”), then the Company will provide you with: (A) payments equal to three (3) months of your then current base salary, payable in installments over three (3) months, and in accordance with the Company’s normal payroll practices; and (B) if the Company is subject to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or similar state law and if you properly elect to receive benefits under COBRA, three (3) months of your COBRA premiums at the Company’s normal rate of contribution for employees. In the event that you are eligible for the severance pay and benefits described in this Section 2(a), you shall not be eligible for and shall not receive the severance pay and benefits described in Section 2(b).

b. Termination upon a Change of Control. Should the Company terminate your employment within six (6) months following a “Change of Control” (as defined in the Option Agreement) of the Company and for reasons other than for “Cause”, “Death” or “Disability” (as these terms are defined in the Option Agreement), and conditioned upon: (i) your execution of a separation agreement which contains, among other things, a full and general release of claims to the Company and its affiliates and their respective directors, officers, agents and employees, in a form satisfactory to the Company, and (ii) your compliance with your obligations set forth in your Non-Competition and Confidentiality Agreement, then the Company will provide you with: (A) payments equal to three (3) months of your then current base salary, payable in installments over three (3) months, and in accordance with the Company’s normal payroll practices; and (B) if the Company is subject to COBRA or similar state law and if you properly elect to receive benefits under COBRA, three (3) months of your COBRA premiums at the Company’s normal rate of contribution for employees. In the event that you are eligible for the severance pay and benefits described in this Section 2(b), you shall not be eligible for and shall not receive the severance pay and benefits described in Section 2(a).

c. Any severance pay or benefits provided under Sections 2(a) or 2(b) (as applicable) will commence within ten (10) days following your execution and non-revocation of the separation agreement described in such sections. Such severance pay and benefits shall be paid in addition to any portion of your salary that is accrued but not yet paid as of the termination date, any expenses that are properly incurred by not yet reimbursed as of the termination date, and benefits provided through the termination date (in accordance with the terms of applicable benefits plans), which shall be provided to you regardless of reason for termination.

d. Nothing in Section 2 shall alter your status as an at-will employee.

3. Certifications by You. By signing this offer letter, you are certifying to the Company that: (i) your employment with the Company does not, and will not, require you to breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to the Company) or to violate any order, judgment or injunction applicable to you; (ii) to the extent you are subject to restrictive covenants with any prior employer, or any order, judgment or injunction, that may affect your employment with the Company, you have provided the Company with a copy of that agreement, order or judgment; and (iii) all facts you have presented or will present to the Company are accurate and true, including, but not limited to, all oral and written statements made to the Company pertaining to education, training, qualifications, licensing and prior work experience on any job application, resume or c.v., or in any interview. Please understand that the Company does not want you to disclose any confidential information belonging to a previous employer or to incorporate the proprietary information of any previous employer into the Company’s proprietary information and expects that you will abide by restrictive covenants to prior employers.

4. Required I-9 Documentation. For purposes of completing the INS I-9 form, you must provide us sufficient documentation to demonstrate your eligibility to work in the United States on or before your first day of employment. If you have any questions about what documentation you must provide, please contact Stacie Rader, our Vice President, Human Resources. Your employment with the Company is conditioned on your eligibility to work in the United States.

5. Confidentiality and Other Obligations by You. As part of your employment with the Company, you have been, and will be, exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company and its present and prospective clients. As a result, in order to protect the Company’s legitimate business interests, you agree, as a condition of your employment, to enter into the enclosed Non-Competition and Confidentiality Agreement. You must sign and return the Non-Competition and Confidentiality Agreement before beginning your employment with the Company.

6. Compliance with Section 409A and Section 280G of the Code.

a. Notwithstanding any other provision of this Agreement to the contrary, if any amount (including imputed income) to be paid to you pursuant to this Agreement as a result of your termination of employment is “deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended and any successor statute, regulation and guidance thereto (“Section 409A of the Code”), and if you are a “Specified Employee” (as defined under Section 409A of the Code) as of the date of your termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A of the Code, the payment of benefits, if any, scheduled to be paid by Company to you hereunder during the first 6-month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day after six (6) months have elapsed since your termination of employment for any reason other than death. Any deferred compensation payments delayed in accordance with the terms of this Section 6a shall be paid in a lump sum after 6-months have elapsed since your termination of employment. Any other payments will be made according to the schedule provided for herein.

b. If any of the benefits set forth in this Agreement are deferred compensation under Section 409A of the Code, any termination of employment triggering payment of such benefits must constitute a “separation from service” under Section 409A of the Code before distribution of such benefits can commence. For purposes of clarification, this Section 6b shall not cause any forfeiture of benefits on your part, but shall only act as a delay until such time as a “separation from service” occurs.

c. It is intended that each installment of the payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

d. Any reimbursements or direct payment of your expenses subject to Section 409A of the Code must be substantiated by appropriate receipts and documentation, and you must submit any request for reimbursement of expenses no later than ninety (90) days following the date that such expense is incurred, in accordance with the Company’s reimbursement policy regarding same. The Company may request additional documentation or a further explanation to substantiate any expense submitted for reimbursement, and retains the discretion to approve or deny a request for reimbursement. Any reimbursements or direct payment of your expenses subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such expense is incurred by you. Any reimbursement or right to direct payment of your expense in one calendar year shall not affect the amount that may be reimbursed or paid for in any other calendar year and a reimbursement or payment of your expense (or right thereto) may not be exchanged or liquidated for another benefit or payment.

e. Notwithstanding any other provision of this Agreement to the contrary, the Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A(a)(1) of the Code. Any provision inconsistent with Section 409A of the Code will be read out of the Agreement. For purposes of clarification, this Section 6e shall be a rule of construction and interpretation and nothing in this Section 6e shall cause a forfeiture of benefits on the part of you.

7. General. This offer letter, together with the Non-Competition and Confidentiality Agreement and the Option Agreement and any other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. This offer letter’s terms may be modified or amended only by written agreement executed by the parties hereto, and its terms may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent. Because our employment discussions and the terms of your employment are confidential, it is understood that you shall not disclose the fact or terms of such discussions or the terms of your employment with the Company to anyone other than your immediate family and your legal or financial advisor at any time, absent prior written consent from the Company.

The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business. You may not assign your rights and obligations hereunder without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void. This offer letter and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with the Company, or any separation of employment (whether voluntary or involuntary) from the Company, shall be resolved in a court of competent jurisdiction in Massachusetts, by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

This offer shall remain open, unless sooner revoked by the Company, through May 15, 2009.

Please acknowledge acceptance of this employment offer by signing, dating, and indicating your start date below. Keep one copy for your files and return one executed copy to Stacie Rader, Vice President, Human Resources.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Wayne, we look forward to having you on the team.

Very truly yours,

BG Medicine, Inc.

By:	/s/ C. Douglas White
C. Douglas White
EVP and General Manager Diagnostics

Accepted and Agreed to:

/s/ Wayne Kendall Shepherd
Wayne Kendall Shepherd

June 1, 2009
Start Date

BG MEDICINE

610N Lincoln St., Waltham, Massachusetts 02451

T 781.890.1199 F 781.895.1119 W bg-medicine.com

May 24, 2010

Wayne Kendall Shepherd

16361 Fox Valley Drive

San Diego, CA 92127

Re:    Amendment to May 12, 2009 Employment Agreement

Dear Wayne,

The purpose of this document (the “Employment Agreement Amendment”) is to amend specific paragraphs of the May 12, 2009 employment agreement (the “Employment Agreement”) between you and BG Medicine, Inc. (the “Company”) in order to reflect negotiated and mutually acceptable new provisions pertaining to your continued employment with the Company.

In consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Employment Agreement will be amended as follows, effective as of the date on which you sign this Employment Agreement Amendment (the “Effective Date”):

1. The second sentence of the introductory paragraph of the Employment Agreement is hereby replaced in its entirety by the following:

“Your position will be VP, Sales and Marketing, reporting to me (or my designee).”

2. Section 1.a. of the Employment Agreement is hereby replaced in its entirety by the following:

“a. Salary. Your base pay will be at a rate of $7,708 on a semi-monthly basis ($185,000 on an annualized basis), minus customary deductions for federal and state taxes and the like, and in accordance with the Company’s normal payroll practices.”

3. Section 1.b. of the Employment Agreement is hereby replaced in its entirety by the following:

“b. Milestone Bonus. For 2010 and beyond, the Company shall provide you with an annual milestone bonus of up to twenty percent (20%) of your then-current base salary (the “Milestone Bonus”), less standard employment withholdings and deductions, based on achievement during the applicable bonus year of certain corporate and individual milestones determined in advance by the Company. Your achievement of such milestones shall be determined by the Company in its sole discretion and, if such milestones are met, the Milestone Bonus shall be paid on the next following regular payday following the meeting of the final applicable milestone as determined by the Compensation Committee of the Board of Directors. The Milestone Bonus is

conditioned upon your continuous employment with the Company through the meeting of the above-described milestones. The offer of a Milestone Bonus, of course, is not a guarantee of employment. Your employment with the Company remains at-will, and either party may terminate such employment at any time and for any reason, subject to Section 2 herein. If you are no longer an employee of the Company, then you will not be entitled to the Milestone Bonus even if the above-described milestones subsequently are met.”

4. Section 1.c. of the Employment Agreement is hereby amended by adding the following paragraph, following the first paragraph of such Section 1.c.:

“Subject to Board approval, and further subject to the terms of and contingent upon your execution of a stock option agreement (the “Additional Option Agreement”) issued pursuant to the Company’s 2001 Stock Option and Incentive Plan, as amended (the “Option Plan”), you will be granted an option to purchase 50,000 shares of common stock of the Company at an exercise price equal to the fair market value of the stock at the date of the grant (the “Grant Date”) as determined by the Board of Directors. This option will vest as to 33% of the total amount of granted shares on the first (1st) anniversary of the Effective Date of the Employment Agreement Amendment hereto, and thereafter shall vest as to the remaining 67% of granted shares on a quarterly basis on the last day of each quarter over a period of two (2) years following the 1st anniversary, with any fractional share to be rounded down in each vesting quarter and made whole in the final vesting quarter (i.e., 4,187 shares scheduled to vest in the first 7 quarters and 4,191 shares scheduled to vest in the 8th quarter), provided that you remain employed on each such vesting day. If the Company is acquired in a transaction involving a “Change of Control” (as defined in the Option Agreement), then the Company will immediately accelerate the vesting of unvested option shares under the Additional Option Agreement equal to an amount of such shares that would have vested during the nine (9) month period following the Change of Control, pursuant to the terms and conditions of the Additional Option Agreement, with any remaining unvested option shares (after giving effect to the aforementioned vesting acceleration) to vest in equal monthly installments during the remainder of the vesting period described above. All shares granted hereunder shall be treated as Incentive Stock Options, to the extent allowable under Section 422 of the Internal Revenue Code of 1986, as amended and any successor statute, regulation and guidance thereto.

5. Section 1 of the Employment Agreement is hereby amended by adding the following paragraphs, following Section 1.e.:

f. Travel Expenses. The Company shall reimburse you for all ordinary and reasonable out-of-pocket expenses incurred by you while traveling away from the Company’s Waltham, Massachusetts office in furtherance of Company’s business. Such reimbursement shall be in accordance with Company’s policies with respect thereto as in effect from time to time, and in accordance Section 6 herein.”

g. New Commission Plan. If you remain continuously employed by the Company through the successful premarket approval of Galectin-3 by the Federal Food and Drug Administration under section 501(k), then the Company will provide you with a new sales commission plan (the “Commission Plan”). The terms and conditions of the Commission Plan shall be determined by the Company and it Compensation Committee in its sole discretion, and shall be provided to you within forty-five (45) days following the above-described premarket approval. Eligibility for the Commission Plan is conditioned upon your continuous employment with the Company through the above-described premarket approval. The offer of the Commission Plan, of course, is not a guarantee of employment. Your employment with the Company remains at-will, and either party may terminate such employment at any time and for any reason, subject to Section 2 herein. If you are no longer an employee of the Company, then you will not be entitled to the Commission Plan even if the above-described premarket approval subsequently occurs.”

Except as specifically modified herein, the terms of the Employment Agreement (and any agreements and/or agreement provisions specifically referenced as surviving therein), shall remain in full force and effect. Without limiting the foregoing, the parties expressly acknowledge and agree that this Employment Agreement Amendment shall not impact your continuing obligations under your Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement, which remain in full force and effect according to their terms.

The parties acknowledge and agree that this amendment constitutes a modification of the Employment Agreement by written agreement executed by the parties, as permitted by Section 7 of the Employment Agreement.

You expressly acknowledge and agree that neither this Employment Agreement Amendment nor the parties’ performance hereunder constitutes “good reason” under any agreement between you and the Company or any Company policy or plan applicable to you, and you irrevocably waive, renounce and relinquish your right to claim that it constitutes “good reason” under any such agreement, policy or plan.

By signing this Employment Agreement Amendment, you acknowledge that you have been afforded sufficient time to understand its terms, that your agreement herein is made voluntarily and knowingly, and that neither the Company nor its representatives have made any representations inconsistent with its provisions. This Employment Agreement Amendment may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same agreement.

Wayne, we consider you a key member of our team, and look forward to continuing a productive and mutually beneficial relationship. If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Employment Agreement Amendment to Stacie Rader within five (5) days.

Very truly yours,

BG, Medicine, Inc.

By:	/s/ Pieter Muntendam

Dated:	June 7, 2010

Acknowledged and Agreed:

/s/ Wayne Kendall Shepherd
Wayne Kendall Shepherd

Dated: 6/3/10